Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE ELECTS GEORGE ABERCROMBIE TO BOARD OF DIRECTORS

DURHAM, NC - March 1, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the election of George B. Abercrombie to its Board of Directors, effective March 1, 2010. Mr. Abercrombie will also serve as a member of the Audit Committee of the Board.

Mr. Abercrombie, age 55, most recently served as the President and CEO of Hoffmann-La Roche Inc. (“Roche”) and Head of North American Pharmaceutical Operations from 2001 through December 2009. During this time, he led the North American Pharmaceutical Operations for the Roche Group in the U.S. and Canada. Under his leadership, Roche achieved leading market share positions for key marketed products, strengthening the value of Roche’s U.S. business. Prior to Roche, Mr. Abercrombie served as Senior Vice President, Commercial Operations at Glaxo Wellcome Inc. (“Glaxo”) from 1997 to 2001. In this role, Mr. Abercrombie was responsible for all commercial operations in the U.S., including pharmaceutical sales and marketing, managed care, business planning and development and late-state clinical drug studies for the entire U.S. portfolio. Mr. Abercrombie held positions as Vice President and General Manager, Business Operations, and Vice President and General Manager of the Glaxo Pharmaceuticals Division from 1993 through 1997. Prior to Glaxo, Mr. Abercrombie spent ten years at Merck & Co., Inc. (“Merck”), where he held a broad range of positions in sales, marketing, executive sales management and business development. During his career, Mr. Abercrombie has been involved with various industry associations such as the University of North Carolina School of Pharmacy Foundation, the Duke University Fuqua School of Business Health Sector Advisory Board, the Board of Directors for the Pharmaceutical Research and Manufacturers of America (“PhRMA”) and the Johns Hopkins School of Hygiene and Public Health. Mr. Abercrombie is a member of the Board of Directors of Project HOPE, an organization dedicated to achieving sustainable advances in health care around the world. Mr. Abercrombie holds a B.S. in Pharmacy from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School.

Kenneth B. Lee, Jr., Inspire’s Chairman, stated, “We are pleased that George has joined the Inspire Board. He has had a distinguished career at Merck, Glaxo and Hoffmann-La Roche, from where he recently retired. While George’s management experience is diverse, he has headed many commercial activities during his career, and we are delighted to regain the commercial perspective we had when Bill Ringo was on our Board. George will bring extremely valuable experience to Inspire as we grow both our commercial and R&D activities.”

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

Mr. Abercrombie will serve the remainder of a three-year term expiring at Inspire’s 2010 annual meeting of stockholders and is expected to be nominated for re-election at the 2010 annual meeting.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797